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                                                                    Exhibit 23.1


                          Independent Auditors' Consent

The Board of Directors
Advanta Corp.:

We consent to the incorporation by reference in the registration statements (No. 33-19290, No. 33-31456, No. 33-32969, No.33-47305, No. 33-47308, No. 33-53205,
No. 33-53475, No. 33-54991, No. 33-59219, No. 33-60419,No. 333-01681, No.
333-01833, No. 333-04471, No. 333-05701, No. 333-18993, No. 333-74575, No.
333-71995, No. 333-92151, No. 333-33136, No. 333-49116 and No. 333-90642) of
Advanta Corp. of our report dated March 24, 2003, relating to the consolidated balance sheet of Advanta Corp. and subsidiaries as of December 31, 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 2002 Form 10-K of Advanta Corp.

                                    KPMG LLP

Philadelphia, Pennsylvania
March 24, 2003